Exhibit 10.1
CONFIDENTIAL TREATMENT REQUESTED
Confidential material has been separately filed with the Securities and Exchange Commission under an application for confidential treatment. Terms for which confidential treatment has been requested have been omitted and marked with an asterisk [*].
SUBSCRIBER UNIT PURCHASE AGREEMENT
FOR NII HOLDINGS INC.
This Agreement is entered into between Motorola Inc., having a place of business at 8000 West Sunrise Boulevard, Fort Lauderdale, Florida 33322 USA (hereinafter, together with any wholly-owned subsidiary, “Seller” or “MOTOROLA”) and NII Holdings, Inc., a company formed under the laws of Delaware, with a place of business at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191 (hereinafter “Buyer” or “NIIH”).
This agreement applies only for sales of Motorola iDEN subscriber products for distribution outside of the United States for use on Buyer’s iDEN system. Buyer agrees to purchase and Seller agrees to sell selected Motorola iDEN subscriber products (hereinafter “Products”) during a term beginning on January, 1st, 2005(“Effective Date”), and ending on December 31, 2005 (“Initial Term”), under the terms and conditions set forth in this Agreement. NII Holdings, Inc. and its majority owned or controlled operating subsidiaries that enter with Seller into a Buyer Subsidiary Agreement in the form set forth at Appendix B (“NII Affiliates”) may order Products under this Agreement.
1. PURCHASE ORDERS. All orders by Buyer or the NII Affiliates, including orders submitted electronically pursuant to the Motorola On-line Website Terms of Use attached hereto and made a part hereof by Appendix C, shall be only upon the terms and conditions of this Agreement, or other terms as may be mutually agreed in writing. The only effect of any terms and conditions in Buyer’s purchase orders or elsewhere shall be to request the payment terms and the time and number of units to be delivered, subject to Seller’s acceptance, but they shall not change, alter or add to the terms and conditions of this Agreement in any other way. Except as provided below, Seller’s invoice shall also not change the terms and conditions of this Agreement. Cancellation charges, which shall include all costs incurred or committed for, may apply for any cancelled order. Seller shall use its reasonable best efforts to mitigate any costs incurred as a result of the Buyer’s cancellation of an order within the non-cancelable period. Purchase orders are non-cancelable fifteen (15) days or less before the requested ship date.
2. PRICING. Contract prices for Products require firm and prosecutable orders within 10 days after Buyer’s delivery to Seller of its Monthly Purchase Forecast (as defined below). Prices applicable to Products sold pursuant to this Agreement (“Prices”) are defined in Appendix A. Applicable minimum purchase commitments or other similar terms may be added to Appendix A from time to time by mutual agreement of the parties. In order for Prices to be applicable, the purchase orders submitted to Seller must reference this Agreement, or be submitted electronically pursuant to the Motorola On-line Website Terms of Use attached hereto as Appendix C.
3. PAYMENT TERMS AND CONDITIONS. Seller will invoice Buyer for the Products on or about the date of shipment thereof. Remittance of invoices from Seller to Buyer or Buyer’s agent shall occur within 48 hours of any shipment of Products. Payment of each invoiced amount is due within 30 days of the invoice date by Buyer, unless otherwise mutually agreed in writing by both Buyer and Seller. During the term hereof, Motorola may, upon 60 days prior written notice to the Buyer, change the payment terms.

Buyer acknowledges that Seller is procuring insurance with respect to the deferred payments under this Agreement and Buyer agrees to provide all documents and such other information as is reasonably required in connection with obtaining such insurance.
4. FORECASTS. During the term of this Agreement, Buyer shall provide Seller, on a Monthly basis, a continuous Purchase forecast for the next [*] to assist Seller in maintaining an orderly production flow for the purpose of Buyer’s delivery requirements. Based on information reasonably available to Buyer, Buyer shall state in the Monthly Purchase Forecast the Product model numbers and projected purchase volume by units for each month. The Monthly Purchase Forecast shall not be considered a commitment or a warranty to purchase by the Buyer; however, Buyer’s failure to provide such information may be considered cause by Seller for excusable delivery delay.
5. DELIVERY AND TITLE. Unless otherwise agreed in writing by the parties, all deliveries are FCA Seller’s Distribution Center, unless other arrangements are in place prior to the execution of this Agreement. It is hereby acknowledged by the Parties that deliveries to Nextel Argentina will be EXW and deliveries to Brazil will be CIF. Each such delivery will be separately invoiced. DELIVERY DATES ARE BEST ESTIMATES ONLY. Unless otherwise agreed in writing by the parties, title to and risk of loss for the Products will pass to Buyer upon delivery to it at the Distribution Center.
6. FORCE MAJEURE. Neither party shall be liable for any delay or failure to perform due to any cause beyond its reasonable control (“Force Majeure”). Force Majeure may include, without limitation, the following causes: strikes, acts of God, accidents, explosions, acts of the public enemy (including mischief caused by computer viruses to which the general public is subjected), acts or omissions of the other party, general interruptions of transportation, acts of civil or military authority, governmental priorities and regulatory actions, strikes or other labor disturbances, or industry wide shortages of parts or supplies. The delivery schedule and any volume purchase commitments set forth in an Appendix hereto shall be considered extended or modified to account for a period of time equal to the time lost because of an event of Force Majeure. In the event either party is unable to wholly or partially perform for a period greater than forty-five (45) days because of the occurrence of an event of Force Majeure, either party may terminate any delayed order without any liability.
7. LICENSE DISCLAIMER. Nothing contained herein shall be deemed to grant either directly or by implication, estoppel, or otherwise, any license under any patents, copyrights, trademarks or trade secrets of Seller.
8. TAXES. Except for the amount, if any, of specific taxes stated in this Agreement, Prices are exclusive of any amount for national, state and/or local excise, sales, use, property, retailer’s, occupation or any other assessment in the nature of taxes however designated, on the Products and/or services provided under this Agreement. If any such excluded tax, exclusive however, of any taxes measured by Seller’s net income or taxes based on Seller’s gross receipts or based on Seller’s franchise, is determined to be applicable to this transaction or to the extent Seller is required to pay or bear the burden thereof, one hundred percent (100%) thereof shall be added to the Prices and paid by Buyer subject to prior substantiation by Seller. Personal property taxes assessed on the Products after the date title transfers under this paragraph shall be the responsibility of Buyer. In the event Buyer claims exemption from sales, use or other such taxes under this Agreement, Buyer shall hold Seller harmless of any subsequent assessments levied by a proper taxing authority for such taxes, including interest, penalties, and late charges.
Upon Seller’s reasonable request, Buyer shall produce sufficient evidence within thirty (30) business days of such request to prove that Buyer has fulfilled its obligation relating to all taxes, duties, and fees. If any such taxes, duties, or fees are determined to be applicable to this transaction and notwithstanding Buyer’s responsibility, Seller is required by applicable law or by an order of a competent governmental authority to pay or bear the burden thereof, then Prices shall be increased by the amount of such taxes and any interest or penalty applicable thereon, and Buyer shall pay to Seller the full amount of any such increase no later than thirty (30) days after receipt of the corresponding invoice from Seller.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Customs clearance, or related costs pertaining to import of the Products are the responsibility of Buyer. No such costs have been included in Seller’s pricing.
9. TECHNICAL ASSISTANCE. Seller’s warranty shall not be enlarged, and no obligation or liability shall arise out of Seller’s rendering of technical advice, facilities or service in connection with Buyer’s purchase of the Products furnished.
10. TERM AND TERMINATION.
     10.1 Unless this Agreement is superseded by a new agreement, or otherwise terminated pursuant to the terms contained herein, upon expiration of its Initial Term, the term of this Agreement shall be automatically renewed for successive one (1) year periods (each, a “Renewal Term”) unless it is terminated by either party upon written notice delivered to the other party at least Ninety (90) days prior to the expiration of the Initial Term or the corresponding Renewal Term. Notwithstanding the foregoing, any specific provisions or terms under any Appendix to this Agreement may provide for a shorter duration than the Initial Term or any Renewal Term, such as the Pricing Appendix which is initially valid for the Initial Term but does not automatically renew.
     10.2 Either party has the right to terminate this Agreement if the other party fails to perform or breaches any of its material obligations hereunder, if such non-performance or breach is not remedied within thirty (30) days after written notice is given to the defaulting party.
     10.3 Either party may terminate this Agreement, if the other party assigns this Agreement or any of its rights hereunder in violation of Section 25.4 below.
     10.4 Termination of this Agreement, howsoever caused, will not terminate Buyer’s liability to pay for any Products previously delivered to Buyer in accordance with the terms hereunder.
11. LIMITATION OF LIABILITY. Motorola’s total liability, whether for breach of contract, warranty, negligence, strict liability in tort or otherwise, is limited to the price of the particular products sold hereunder with respect to which losses or damages are claimed. Buyer’s sole remedy is to request Seller at Seller’s option to either refund the purchase price, repair or replace product (s) that are not as warranted. In cases of refund, the amount refunded to an NIIH Affiliate will be the purchase price plus the shipping costs and custom or import duties incurred by Buyer in receiving the Product except that the reimbursement of such costs will not exceed the following amounts and will not include any amount of value added tax (VAT) recoverable by Buyer:

(i)	For refunds to NIIH Argentina	[*]% of the purchase price;
(ii)	For refunds to NIIH Brazil	[*]% of the purchase price;
(iii)	For refunds to NIIH Mexico	[*]% of the purchase price;
(iv)	For refunds to NIIH Peru	[*]% of the purchase price.
In cases of repair or replacement, Seller will also be liable for all shipping costs and custom or import duties associated with the delivery to Buyer (at Buyer’s place of business or the place where the return of the defective Products originated) of the repaired or replacement Products. In no event will either party be liable for any loss of use, loss of time, inconvenience, commercial loss, lost profits or savings or other incidental or consequential damages to the full extent such may be disclaimed by law.
12. LOGOS AND TRADEMARKS. In order that Seller may protect its trademarks, trade names, corporate slogans, corporate logo, goodwill and product designations, Buyer, without the express written consent of Seller, shall have no right to use any such marks, names, slogans or designations of Seller in the

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sales, lease or advertising of any products or on any product container, component part, business forms, sales, advertising and promotional materials or other business supplies or material, whether in writing, orally or otherwise. Buyer agrees to provide Motorola with advertising material containing any Motorola marks for approval before such marks are used. Motorola agrees to review Buyer’s advertising material in a reasonable time and to not unreasonably withhold or delay approval thereof. To minimize the impact of this review on the Buyer, Motorola will provide Buyer with guidelines on the use of Motorola logos. Compliance with these guidelines shall serve to relieve Buyer from having to submit advertisements for prior approval.
13. MARKETING AND PROMOTIONAL PROGRAM.
     13.1 To cooperate and contribute with Buyer’s marketing and advertising efforts, Motorola agrees to make a Marketing Co-Op Program (“Program”) available to Buyer in accordance with the terms and conditions set forth in Appendix D, which terms and conditions are subject to reasonable changes from time to time upon notice from Motorola to Buyer. Buyer may use the available balance in such account for marketing, advertising and promotion in accord with the provisions of Appendix D.
     13.2 Buyer also agrees that its display of the Products will comply with all applicable national, or local laws, including any requirement to display the terms of the consumer warranty applicable to the Products.
14. SOFT LAUNCH OF PRODUCTS. Seller will make available to Buyer handset quantities equal to [*]% of the first three months handset forecast, with a minimum of [*] and a maximum of [*] handsets of each new Product model (excluding derivatives) that Buyer intends to introduce in its market (“Soft Launch Handsets”). Prices for the Soft Launch Handsets will be discounted [*] of the respective Product Price, excluding the SIM Card, SIM Card pick fees, and any incremental Buyer specified collateral and associated pick fees.
15. EXPORT CONTROLS.
     15.1 If, at the time or times of Seller’s performance hereunder, an export license or other export authorization is required for Buyer, or its subcontractor, to lawfully export the Products, software or technical data from the United States of America or such other country of origin, then the issuance of such license or authorization in accordance with the rules and regulations of the applicable country(ies), shall constitute a condition precedent to performance of the parties’ obligations hereunder. Seller shall apply for the export license, government “type approval” (not including government NOM approval in Mexico), or other export authorization/government approval for the Products and/or software supplied hereunder in a timely manner. Upon Seller’s reasonable request, Buyer will provide Seller with information reasonably available to it for such purposes. Buyer is responsible for any applicable import license requirements. Buyer and Seller acknowledge and agree that any delay in the grant of such licenses, government “type approval”, and/or authorizations may impact the schedule of performance. Upon Buyer’s reasonable request, Seller will provide Buyer with the pertinent information and/or documentation supporting compliance with such applicable export rules and requirements.
     15.2 Both parties agree to comply with all end-user and destination restrictions issued by the U.S. and other applicable government agencies.
     15.3 Both parties agree to comply with all applicable export laws and regulations of the United States of America or such other country of origin. Specifically, Buyer agrees that it will not resell or re-export the Products (or their respective software or technical data) in any form without obtaining, if

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable, appropriate export or re-export authorizations from the respective governmental authority of the United States of America, and the Buyer’s national governmental authority. Violation of this provision shall constitute just cause for immediate termination of this Purchase Agreement by Seller.
16. THIRD PARTY SALES AGENTS APPOINTMENTS BY BUYER.
     16.1 In connection with the performance of this Agreement, Buyer may appoint sales agents or representatives (other than its employees) in the name and for the account of Buyer or may appoint independent distributors for the New Products (as defined in Section 17.1 below).
     16.2 In connection with sales and/or distribution of New Products, Buyer will not grant to any such sales agents or distributors any rights greater than those that are granted by Seller to Buyer under this Agreement. Buyer will also impose on any third party appointed pursuant to Section 16.1 that owns and resells inventory of New Products (“Independent Distributors”) the same obligations as Seller has imposed on Buyer under this Agreement for the sale or distribution of New Products, including but not limited to the distribution limitations set forth in Section 17 below. For the avoidance of doubt, this Section 16.2 does not apply to any sales agents, representatives or distributors of Buyer that sell Buyer’s wireless services or solicit subscriptions to such services and do not own inventory of or resell New Products.
17. NO TRANSHIPMENT.
     17.1 NIIH and the NII Affiliates are appointed as non-exclusive distributors of the Products and agree to limit distribution of New Products (as defined below) to their resale, lease or other transfer to end user customers for use on the iDEN systems in Latin America operated by the NII Affiliate purchasing the New Products or, in the event NIIH is the Buyer, to the end users of an iDEN system in Latin America that is operated by an NIIH majority owned or controlled entity that is not an NII Affiliate. Upon Seller’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, NIIH and the NII Affiliates may distribute or sell the New Products other than as limited by this Agreement in specific circumstances such as managing excess inventory between NII Affiliates or managing end of life models between NII Affiliates. New Products means Products sold or transferred by Seller to NIIH or the NII Affiliates pursuant to this Agreement and not previously activated on any iDEN system. NIIH and the NII Affiliates agree and acknowledge that Seller’s limited license of its intellectual property rights in the New Products is for distribution for use only on the iDEN systems authorized by this Section 17.1.
     17.2 Buyer agrees:
(a)	not to transship, sell, lease or otherwise transfer New Products except as authorized in Section 17.1;

(b)	to incorporate this restriction into all of its Independent Distributor agreements as a material condition of resale of the Products and enforce same;

(c)	to use its commercially reasonable efforts to assist Motorola in pursing Motorola’s legal remedies against any of its Independent Distributors that fail to comply with this restriction; and

(d)	not to purchase or receive any Product not previously activated on any iDEN system, excluding accessories, from any third party.
     17.3 Buyer further agrees that a violation of its obligations set forth in Section 17.1 and 17.2 above will be a material breach of this Agreement and will result in irreparable injury to Seller for which money damages may not be adequate. Accordingly, in the event of such breach the parties agree that Seller, in addition to any other remedies it may have at law or in equity, including but not limited to termination of this Agreement in whole or in part, may reject some or all purchase orders from Buyer for any model or models of Products until Buyer can demonstrate that Buyer has instituted policies and procedures to prevent any such occurrences in the future. The parties agree that, for every New Product traceable to purchases by Buyer or NII Affiliate under this Agreement that is resold by Buyer or NII Affiliate for use on unauthorized systems, Buyer will be subject to reimburse Seller for all reasonable expenses it incurs in the course of recovering the transshipped units.

18. OFFICIAL STANDARDS. The parties acknowledge that all Products sold hereunder must comply with all local official standards issued by competent government authorities (“Official Standards”) applicable in the jurisdiction(s) where Buyer or the NII Affiliates operate. Such official standards may include, without limitation, commercial information and/or technical information and disclosures to be included in packages, manuals and warning labels. Except as set forth in Section 15.1 above, Seller is not responsible for and will not be liable under the terms of this Agreement for Product compliance with any Official Standards, however Seller agrees to cooperate with Buyer towards compliance with the Official Standards and applicable regulations.
In furtherance of the undertakings described in the preceding paragraph, Buyer will exercise its commercially reasonable efforts to advise Seller periodically of the applicable terms, conditions, technical information, form and substance of the disclosures, etc. pertaining to the applicable Official Standards.
19. CONFIDENTIALITY.
Each party shall keep confidential and shall not, without the prior consent in writing of the disclosing party, copy or disclose to any third party the content of any documents or information, which is identified in writing as being confidential and which is acquired from the other party in connection with this Agreement or the Products. Each party shall copy and use the same solely for the purpose of this Agreement and the normal use of the Products.
The obligations imposed upon either party under this Section shall not apply to information whether or not designated as “Confidential”: (i) which is made public by the disclosing party; (ii) which the receiving party can reasonably demonstrate is already in the possession of the receiving party and not subject to an existing agreement of confidence; (iii) which is received from a third party without restriction and without breach of this Agreement; (iv) which is independently developed by the receiving party as evidenced by its records; (v) which the receiving party is required to disclose pursuant to a valid order of a competent court or other governmental body or any political subdivision thereof, provided, however, that the recipient of the information shall, to the extent permitted by applicable laws, first have given notice to the disclosing party and made a reasonable effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purposes for which the order was issued.
The parties agree that this Agreement (including all attachments attached hereto) is confidential and shall not be disclosed to any third party without the prior written consent of the other party.
The obligations in this Section 19 shall survive termination of this Agreement for two (2) years.
20. PARTY RELATIONSHIP. This Agreement does not create any agency, joint venture or partnership between Buyer and Seller. Neither party shall impose or create any obligation or responsibility, express or implied, or make any promises, representations or warranties on behalf of the other party, other than as expressly provided herein.
21. WAIVER. The failure of either party to insist in any one or more instances, upon the performance of any of the terms or conditions herein or to exercise any right hereunder shall not be construed as a waiver or relinquishment of the future performance of any such terms or conditions or the future exercise of such right but the obligation of the other party with respect to such future performance shall continue in full force and effect.
22. DEFAULT. Notwithstanding anything to the contrary hereunder, in the event that either party shall be in breach or default of any of the terms or conditions of this Agreement and such breach or default shall continue for a period of thirty (30) days after the giving of written notice by the non-defaulting party, then subject to the other terms and conditions of this Agreement, the non-defaulting party, in addition to other rights and remedies it may have in law or equity, shall have the right to immediately cancel this Agreement without any charge or liability whatsoever.

23. DISPUTE RESOLUTION. The parties agree that any claims or disputes will be submitted to non-binding mediation prior to initiation of any formal legal process. Costs of mediation will be shared equally.
24. WARRANTY. Motorola warrants each Product only to the original subscriber buyers or lessees in accordance with the Limited Warranty that Motorola ships with such Product, and makes no representation or warranty of any other kind, express or implied. EXCEPT AS OTHERWISE PROVIDED IN THE LIMITED WARRANTY, MOTOROLA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Unless otherwise agreed to in writing by the parties, if any Product is defective at time of delivery to Buyer, Buyer’s sole remedy will be to return the Product to Motorola for refund of the purchase price, replacement or repair, as determined solely by Motorola. In cases of refund, the amount refunded to Buyer will be the purchase price plus the shipping costs and custom or import duties incurred by Buyer in receiving the product subject to the limitation to such costs as set forth in Section 11. In cases of repair or replacement, Seller will also be liable for all shipping costs and custom and/or import duties associated with the delivery to Buyer (at Buyer’s place of business or the place where the return of the defective Products originated) of the repaired or replacement Products.
25. GENERAL.
     25.1 This Agreement constitutes the entire and final expression of agreement between the parties with reference to the sale of Motorola Products to Buyer and is a complete and exclusive statement of the terms of this Agreement. This Agreement supersedes all other communications, oral or written, between the parties and any prior agreement between the parties related to the subject matter hereof.
     25.2 No alterations or modifications of this Agreement shall be binding upon either Buyer or Seller unless made in writing and signed by an authorized representative of each.
     25.3 If any term or condition of this Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then that term or condition shall be inoperative and void insofar as it is in conflict with law, but the remaining rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular term or condition held to be invalid, void or unenforceable.
     25.4 Neither party shall assign this Agreement or of any right granted herewith without the prior written consent of the other party (such consent will not be unreasonably withheld or delayed), except that either party may assign this Agreement in whole or in part, in connection with any merger, consolidation, asset purchase, split-up, divestiture, asset sale or similar transaction involving such party’s line or lines of business involved in the performance of this Agreement without the consent of the other party provided that in no event will any company, entity, organization or subsidiary that is a direct competitor of Seller in the manufacturing of digital handsets succeed to Buyer’s rights or obligations hereunder. Further, each of the parties may assign its right to receive money due hereunder.
     25.5 The laws of the State of Illinois of the United States shall govern this Agreement.
[signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the 1st day of January, 2005.

	SELLER:		BUYER:
	MOTOROLA, INC.		NII HOLDINGS, INC.

By:		By:

	Signature		Signature

Printed Name:		Printed Name:

Title:	Vice President & General Manager	Title:

IDEN Subscriber Group

Date:		Date:

Attachments
Appendix A	Subscriber Unit Pricing and Terms
Appendix A-1	2005 Radio Only Terms and Conditions
Appendix A-2	Minimum Purchase Terms and Conditions
Appendix A-3	Subscriber Unit Purchase Commitment
Appendix B	Buyer Subsidiary Agreement
Appendix C	MOL Website Terms of Use
Appendix D	Co-Operative Advertising Program